Exhibit 8.1

SUBSIDIARIES OF GILAT SATELLITE NETWORKS LTD.

Gilat Satellite Networks Ltd. has the following significant wholly owned subsidiaries:

1. Spacenet Inc.
2. StarBand Communications Inc.
3. Gilat Satellite Networks (Holland) B.V.
4. Gilat Colombia S.A. E.S.P
5. Gilat to Home Peru S.A
6. Gilat do Brazil Ltda
7. Gilat Satellite Networks (Mexico) S.A. de C.V.
Delaware Delaware Netherlands Colombia Peru Brazil Mexico
8. Wavestream Corporation 9. Raysat Antenna Systems LLC 10. Raysat Antenna Systems Ltd. 11.Gilat Satellite Networks (Eurasia) Limited Liability Company	Delaware Delaware Israel Russia